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                                                                    Exhibit 99.4

                 FTI CONSULTING INC. ANNOUNCING ACQUISITION OF
                      LEADING BANKRUPTCY CONSULTING FIRM

        Combination Expected to Accelerate Revenue Growth and Increase
                          Returns on Invested Capital

ANNAPOLIS, MD--February 7, 2000--FTI Consulting, Inc. (AMEX: FCN), the premier national provider of strategic and litigation-related consulting services, today announced that it has acquired Policano & Manzo L.L.C. ("P&M"). P&M is a privately-held consulting firm that is a leader in providing bankruptcy and turnaround consulting services to large corporations, money center banks and secured lenders throughout the U.S. Total consideration for the acquisition was approximately $50 million in cash and shares of the Company's Common Stock.

Commenting on the transaction, FTI's chief executive officer, Jack Dunn, stated, "This is a watershed event for FTI Consulting and an exciting milestone in our continuing efforts to provide America's largest corporate clients and law firms with an array of excellent consulting services. This acquisition creates a number of financial and strategic benefits for FTI, as we substantially increase our revenue base to more than $100 million annually. It is thoroughly consistent with our commitment to team with the best talent having the strongest and most attractive client relationships in the fastest growing areas of our industry. This is another step in our strategy to better serve our clients by providing their first choices for professional services from a single source. We welcome Mike Policano, Bob Manzo, their talented, well respected team of professionals and their clients to FTI."

Stewart Kahn, President of FTI said, "Strategically, this transaction is significant as we are now the number one choice for yet another of our practice areas. For years we have been the first choice for trial graphics, animation and technology. Our Applied Sciences group has been the state of the art in vehicle dynamics and fire analysis-origin and cause. Financially, this acquisition is expected to nearly double FTI's pro forma EBITDA at a time when we continue to see excellent results generally across the company, and especially in our Litigation Services practices. Furthermore, this investment is expected to significantly improve our returns on assets, revenues and invested capital and our earnings per share from current levels. The improvement we expect is due to P&M's higher profit margins, cost efficiencies created by combining our two organizations and increased utilization of our existing professionals in P&M's higher margin businesses."

Barry Monheit, president of FTI's Expert Financial Services Division, where P&M will reside, commented: "Like everyone here, I am very pleased with the financial characteristics of this transaction. Stewart and I have known Bob and Mike, their three other partners and many of the other highly respected and experienced individuals in their firm for up to 15 years. Together we will be the largest independent bankruptcy and restructuring consulting firm in the United States. Despite the record economic expansion, demand for bankruptcy and turnaround consulting continues to grow rapidly. This acquisition will accelerate our plan to become the leading national bankruptcy and turnaround-consulting firm and allow us to meet this demand through attracting additional top talent in targeted markets. With our 88 people in the financial division, we will be able to serve even more clients jointly."

In announcing the transaction to their clients, Messrs. Policano and Manzo emphasized that, "We believe joining FTI provides our firm with the resources and depth necessary to take full advantage of the growth opportunity available in bankruptcy and turnaround consulting. Most importantly, it will allow us to serve our clients across the United States better and more efficiently."

To finance this transaction, the company has entered into a senior credit facility, consisting of a $61 million term loan, a $7.5 million revolving credit facility and a $30 million subordinated debt facility with a group of lenders led by CIT with Allied Capital Corporation, Bank of America, ING Barings, SunTrust Bank and Reliastar. Proceeds of these facilities, together with our internally generated cash will be used for the purchase and to refinance the company's existing debt of approximately $44 million. Additionally, the company will issue approximately 600,000 shares of the company's common stock to retire approximately $2.7 million of notes outstanding to certain members of the senior management team whose businesses were acquired in prior transactions. In connection with the acquisition and financing, the investment-banking firm of Janney Montgomery Scott Inc. acted as financial advisor to the Company.

About FTI Consulting
FTI Consulting is the premier national resource for specialty consulting and litigation related support services to large corporate clients and major law firms in legal proceedings and other adversarial circumstances. In addition to its turnaround and bankruptcy consulting services, the company also offers high-end litigation support services to Fortune 500 clients, large law firms and insurance companies. Since its founding in 1982, the company has grown organically and through acquisitions and now has a major presence in all key US markets and nearly 500 people in 30 locations throughout the United States.

This press release includes "forward-looking" statements that involve uncertainties and risk. There can be no assurance that actual results will not differ from the company's expectations. Factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company's filings with the Securities and Exchange Commission.